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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/ / Definitive additional materials

/X/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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                          [LETTERHEAD OF BROOKE GROUP]






                                                             November 14, 1995

                          IT'S TIME TO SPIN OFF NABISCO

To Our Fellow RJR Nabisco Stockholders:

     We at Brooke Group Ltd. believe that now is the right time to spin off Nabisco. We believe that the market value of your and our investment in RJR Nabisco can be increased by as much as 50% as a result of a spinoff.* The reasons for a spinoff are compelling.

     Freed from the Reynolds tobacco business, Nabisco will be able to shed the negative impact that the tobacco operations have on the sale of its food products and improve its consumer image. Similarly, R.J. Reynolds will be freed from the threat of consumer boycotts and similar initiatives which will allow it to address more aggressively the spectrum of legal and political issues which confront the tobacco industry. Responsible corporate Boards of major companies like AT&T, Sears, ITT and General Motors are separating unrelated businesses to increase productivity and stockholder value.

     The experts tell us that the prospect of enhanced performance translates into improvement in stock value.

     o In an October 13, 1995 research report, Gary Black of Sanford C. Bernstein & Co., Inc. computed a value of $43 per share of RJR Nabisco Common Stock--a 60% gain--if Nabisco is spun off and RJR Nabisco's dividend is increased from the current level of $1.50 per share to $1.65 per share.

     o On September 26, 1995, Diana Temple, a tobacco industry analyst at Salomon Brothers Inc., calculated a value of $40.40 per share of RJR Nabisco Common Stock--a 51% gain--for a spinoff of Nabisco, without an increase in RJR Nabisco's dividend.

     o Ronald B. Morrow of Rodman & Renshaw, Inc., an investment research company, was more optimistic in his September 26, 1995 report to investors, estimating a value of $60.50 per share for RJR Nabisco Common Stock--a 126% gain--in a break-up scenario that included a sale of foreign tobacco operations as well as a spinoff of Nabisco.

     RJR Nabisco Chairman Harper, however, is a non-believer. On November 2, 1995, citing unidentified investment bankers retained by RJR Nabisco, Mr. Harper told Bloomberg Business News that a spinoff of Nabisco would provide only a 5% to 10% increase in stock value, and that "if we could get two bucks added (to the current price), we would do that tomorrow--but we will not take unreasonable risks."

     This is not a new tune that Mr. Harper sings. Chairman Harper opposes an immediate spinoff and instead advocates a policy of endless delay. In the more measured tones of his November 7, 1995 letter to you, he claims that three conditions must be satisfied to create stockholder value from a spinoff. Chairman Harper states: "For a separation to benefit you, it must be tax free, it must not be delayed by lengthy court proceedings, and it must preserve the financial integrity of both the food and tobacco businesses." This trilogy also serves as the centerpiece of RJR Nabisco'spreliminary materials for its solicitation of revocations of the consent which Brooke Group will be seeking.

  (i) Tax-Free Status

     The Company concedes in its 1994 annual report that last year's initial public offering of Nabisco stock was structured "to preserve the option of a tax-free distribution at some later date, should [the Board] choose to do so."

Nothing the Company has done since then has affected the viability of a spinoff. In fact, as recently as October 9, 1995, a tobacco industry analyst employed by one of RJR Nabisco's investment bankers stated in a published report that RJR Nabisco's management had assured him that "all tax-related preconditions" to a spinoff of Nabisco "had been addressed."**

 (ii) Lengthy Court Proceedings

     We understand Mr. Harper's remarks about delay from "years" of court proceedings as reflecting a fear that plaintiffs in pending tobacco product liability cases might seek to enjoin the spinoff by alleging that it constitutes a fraudulent conveyance. This is a scare tactic by Mr. Harper, and an intellectually dishonest one as well. While challenging the viability of a spinoff now, because the Company supposedly will become embroiled in protracted litigation, Mr. Harper suggests that the spinoff will occur at a later time because the tobacco litigation climate will improve. Any such future improvement as indicated by Mr. Harper, however, would not only minimize the risk of litigation over a spinoff implemented at such time, it would also minimize any remaining litigation over a spinoff today. The "fraudulent conveyance" litigation that Mr. Harper so fears is entirely dependent upon the underlying tobacco plaintiffs' claims, and if they weaken or disappear, so too do any claims of fraudulent conveyance. If Mr. Harper's "prediction" of subsidence in tobacco litigation is correct, then your and our interests as stockholders are best served by a spinoff now, so that operating improvements stemming from separation of the tobacco and food businesses can begin immediately. If his "prediction" is incorrect, however, you should realize that Mr. Harper has all but said that he will never authorize the spinoff.

     Brooke Group believes that knowledge is a powerful thing, and that the more you know about the fraudulent conveyance issue, the less credence you'll give to Mr. Harper's scare tactics. The key element of any potential lawsuit to enjoin the spinoff would be the allegation that RJR Nabisco either is insolvent or would be rendered insolvent by the spinoff. A plaintiff seeking an injunction would have to show a high probability of establishing one or the other of the foregoing propositions at trial. Management can not possibly believe that the Company is insolvent or would be rendered insolvent by a spinoff. RJR Nabisco's 1994 annual report contains an unqualified report from its auditors and includes a statement that management believes that the outcome of all pending litigation will not have a material adverse effect on RJR Nabisco's financial position. This statement was recently reiterated in RJR Nabisco's Third Quarter 10-Q, filed on October 31, 1995.

(iii) Financial Integrity

     The financial integrity of the tobacco and food businesses following a spinoff is not seriously at issue. Despite his warnings and admonitions in this regard, Mr. Harper does not say that either business would be imperiled by the spin-off. As a result of the Company's June 1995 debt exchange offer, holding company debt was reduced by $4 billion, making Nabisco the obligor. As a consequence, the debt service coverage of the holding company for the remaining debt was enhanced, and the new Nabisco debtholders now benefit from the quality of Nabisco's cash flow. Following the exchange of debt, there was no need for the Company to readopt its anti-spinoff policy. While a strong case can be made that investment grade ratings would be retained by both the food and tobacco companies following a spinoff of the food company, we believe that investment grade ratings are not necessary for either. Enhanced performance of the separated companies will, in our judgment, further improve the quality of the debt.

     Mr. Harper's recent statements opposing a spinoff are as incredible as his statement that he doesn't believe ". . . we could get two bucks added (to the current price) . . ." from a spinoff of Nabisco. Despite Chairman Harper's claims, we feel an immediate spinoff would unlock stockholder value. RJR Nabisco's stock price has suffered, dragged down not only by investors' concerns about potential tobacco liabilities and possible government regulation of the tobacco industry, but also because of slowing revenues from the Company's domestic cigarette business and declining profits from its international operations. Rather than addressing its problems forthrightly by separating the tobacco and food businesses, the Company has resorted repeatedly to half-measures and quick fixes. Recently, the Board put John Greeniaus, the head of Nabisco, in charge of its faltering tobacco business. The Board is diluting his attention and impact, and impractically trying to meld unrelated businesses. Nabisco's current earnings have slipped below expectations. Most recently, the Company announced that we can expect poor performance for the rest of 1995 and through 1996.

     Now, the Board is asking you to wait at least two to four years or more for a possible spinoff. A great American humorist, Ambrose Bierce, defined a year as "a period of 365 days of disappointments." He noted, however, that "the future" is "that period of time in which our affairs prosper, our friends are true and our happiness is assured." After telling us to expect another year or more of disappointing results, the Company is selling us a rosy future. Who among us believes that the problems of the tobacco industry will diminish sufficiently over time to allay Mr. Harper's concerns?

     In the face of mounting evidence that its business strategy has failed, the Board apparently is no longer willing to let stockholders' voices be heard. Recently, the Board secretly took away the stockholders' right to call a special meeting and imposed burdensome new conditions on the stockholders' right to act by written consent without a meeting. Until Brooke Group announced its intention to proceed with this solicitation, the RJR Nabisco Board had maintained that there was no discernible stockholder interest in a spinoff of Nabisco. Mr. Harper now concedes that there is overwhelming interest, and that a majority of the stockholders want a Nabisco spinoff. Mr. Harper says, however, that only the Board can determine when the time is right to do the spinoff, and that now is not that time.

     In their November 7, 1995 letter to you, Mr. Harper and the Board have resorted to mud-slinging and personal attacks, in an effort to deflect your attention from the real issues--stockholder value. We think it is disgraceful, and insulting to the RJR Nabisco stockholders, for the Board to presume that the stockholders will be swayed by name-calling and personal attacks, rather than by substantive discussion of the issues regarding the Company's performance and the spinoff.

     The accusations which have been made about Brooke Group and Messrs. LeBow and Icahn are neither correct nor fair--and they are beside the point: we will terminate our solicitation and walk away if the Company unequivocally commits to effect an immediate spinoff. We and our affiliates hold a major position in RJR Nabisco stock. Our group has joined with High River Limited Partnership, an entity owned by Carl C. Icahn, who is also dissatisfied with the Company's performance and business strategy. Our joint group holds approximately 13 million shares, approximately 4.8% of the Company's outstanding stock, and based on available information, the group represents the third largest share ownership. Brooke Group has no economic interest in the proposals we will be asking you to adopt, other than through its ownership of the Company's stock. Both Brooke Group and High River have pledged not to accept any form of greenmail from RJR Nabisco during the solicitation of consents with respect to the proposals. We will be proposing a slate of Directors for the annual meeting next year to facilitate implementation of a spinoff resolution--if the Board does not effect an immediate spinoff. The Company's by-laws require us to propose a slate by November 21, 1995 and we will be doing so to avoid losing any rights. However, if the Company unequivocally commits to effect a spinoff immediately, we will happily terminate our solicitation of stockholders.

     We believe that now is the right time to spin off Nabisco. Accordingly, we have filed materials with the Securities and Exchange Commission for a solicitation of stockholders. After our material has been reviewed by the Commission, we will write to you again and include a consent form for you to sign. We are not asking you to take action at this time. We may be in touch with you again to keep you up to date. When we are cleared by the Commission, we will ask for your vote and we will give you the latest information at that time.

     Thank you for your consideration. Very truly yours,


                                            [SIGNATURE CUT TO COME]




                                            Bennett S. LeBow
                                            Chairman of the Board, President
                                            and Chief Executive Officer


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

     CERTAIN ADDITIONAL INFORMATION: Brooke Group Ltd. ("Brooke Group") will be soliciting consents for the proposals. The following persons may be deemed to be participants in the solicitation by Brooke Group: Brooke Group, BGLS Inc. ("BGLS"), Bennett S. LeBow, Andrew E. Balog, Marc N. Bell, Robert J. Eide, Karen Eisenbud, J. Bryant Kirkland, III, Richard J. Lampen, Howard M. Lorber, Robert
M. Lundgren, Jeffrey S. Podell and Gerald E. Sauter. Brooke Group beneficially owns 100% of the outstanding stock of BGLS, which beneficially owns 100% of the outstanding stock of Liggett. Liggett beneficially owns 200 shares of RJR Nabisco Common Stock. In addition, BGLS directly and indirectly owns 650,869 Class A Senior Preferred Shares, 250,885 Class B Preferred Shares and 79,794,229 Common Shares, or approximately 58% of the outstanding Class A Senior Preferred Shares, 9% of the Class B Preferred Shares and 42% of the Common Shares, of New Valley Corporation, which beneficially owns 4,892,550 shares of RJR Nabisco Common Stock, or approximately 1.8% of the outstanding RJR Nabisco Common Stock. Bennett S. LeBow, who is the Chairman of the Board, President and Chief Executive Officer of Brooke Group and of BGLS, may be deemed to be the beneficial owner of 10,521,208 shares of common stock of Brooke Group, or approximately 56.8% of Brooke Group's outstanding common stock, and thus may be deemed to control Brooke Group. Mr. Lampen currently beneficially owns 2,000 shares of RJR Nabisco Common Stock. To the best of Brooke Group's knowledge, none of the other persons who may be deemed participants currently own any shares of RJR Nabisco stock.

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 *   Note: This estimate is based on published research reports by respected stock market analysts. Estimates of this kind are, by their nature, highly subjective and are influenced heavily by the assumptions used. This estimate is not a forecast by Brooke Group of the future trading value of any securities, and no assurance can be given that the values actually achieved in a spinoff would be the same as this or other estimates referred to in this letter. Reference should be made to Brooke Group's Preliminary Solicitation Statement publicly filed with the Securities and Exchange Commission on November 6, 1995 for further information with respect to Brooke Group's solicitation and the analyses by stock market professionals of the value of a spinoff to RJR Nabisco's stockholders. No permission has been sought or received to quote from, or refer to, published materials cited in this letter.

** The tobacco analyst referred to in the text is Marc Cohen, who is employed by Goldman, Sachs & Co.